 Exhibit 99.1

ZAP (OTC BB: ZAAP) Reinvents the Wheel with Advanced Electric Wheel Motor Technology Partner

US Electric Car Maker Signs Exclusive Agreement with PML FlightLink Ltd. of the Hampshire, UK for New Electric Wheel Motor

SANTA ROSA, California (May 2, 2007) - US electric car maker ZAP (OTC BB:ZAAP) signed an exclusive agreement this week for an advanced wheel motor technology from PML FlightLink Limited of Hampshire, United Kingdom.

ZAP secured the PML wheel motor technology to play a key role in the development of next generation electric vehicles being developed with Lotus Engineering. Electric vehicle concepts like the ZAP-X crossover SUV have targeted unprecedented performance goals, including a top speed of 155 mph, 0 to 60 mph acceleration in 4.8 seconds, and a peak 644 horsepower. Steve Schneider, CEO for ZAP, says PML's wheel motor achieves the power to weight ratio to meet the performance goals of the ZAP-X.

"Wheel motors are revolutionizing electric transportation, from our ZAPPY3 electric scooters all the way up to more ambitious projects like the ZAP-X crossover," said Schneider. "We have witnessed the PML wheel motor technology in action and, without question, this the best drive system in the world. "

Schneider pointed out why wheel motors allow automotive designers to achieve greater efficiencies in the overall design, distributing the weight and displacement of the drive train to the four corners of the vehicle. PML's wheel motors don't require intricate braking systems, instead relying on advances in regenerative braking that enhance efficiency and performance.

ZAP has undertaken a feasibility study with Lotus Engineering to explore the development of next generation electric vehicles that incorporate the latest advances in technology. The two companies met last week at ZAP's headquarters in Santa Rosa for discussions with potential suppliers and distributors. In exchange for exclusive rights, ZAP has agreed to an initial order of approximately $10 million in PML wheel motors, subject to terms and conditions agreed on by both parties.

“We’ve sort of reinvented the wheel,” said Chris Newman of PML Flightlink to Car and Driver Magazine. The small British electrical-engineering company led by Martin Boughtwood, PML’s director, has produced a remarkable electric Mini to prove the technology. PML FlightLink Limited is a privately held UK corporation with more than 30 years experience in advanced wheel motor and control system development. According to PML, its compact, energy efficient, electric wheel motors produce unrivalled levels of torque with internal heavy-duty tapered roller bearings that can withstand heavy radial loads for robust use, important for the all-wheel drive capability of the ZAP-X.

PML's Hi-Pa Drive™ is a literal revolution in motor technology with an integrated motor and drive electronics in one unit producing an ultra high power density - up to 20 times more than conventional systems. Hi-Pa Drive™ is ultra reliable - 20 times more reliable than conventional systems. It provides high torque in a lightweight flat motor package, ideally suited to vehicle in wheel drives, where its impact on suspension dynamics is minimal. Other features include total weather proofing, total energy transfer, and several levels of redundancy so any single failure will never prevent the vehicle from operating safely. Learn more at PML's website http://www.pmlflightlink.com.

About ZAP

ZAP has been a leader in advanced transportation technologies since 1994, delivering over 90,000 vehicles to consumers in more than 75 countries. At the forefront of fuel-efficient transportation with new technologies including energy efficient gas systems, hydrogen, electric, fuel cell, ethanol, hybrid and other innovative power systems, ZAP is developing a high-performance crossover SUV electric car concept called ZAP-X engineered by Lotus Engineering. The Company recently launched a new portable energy technology that manages power for mobile electronics from cell phones to laptops. For product, dealer and investor information, visit http://www.zapworld.com.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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Contact:

Public Relations
Alex Campbell
707-525-8658 ext. 241
acampbell@zapworld.com